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                                                                    EXHIBIT 99.2

                              SEARCHHOUND.COM, INC.
                               BOARD OF DIRECTORS
                              COMPENSATION PACKAGE


ACTIVITY
    Monthly telephone Board calls (approximately 30 minutes) will be held near the 15th of the month to review operations, financial performance, and Board relevant issues.
    Ad hoc calls as needed.
    Quarterly "in person" meeting for 1/2 day.
    Interim items may include reviewing strategic partnerships, acquisition opportunities, SEC filings, etc.
    Assistance with significant partners, fundraising, financing, IR, PR, etc.


EXTERNAL BOARD MEMBERS
Initial Appointment:
25,000 Shares (restricted)
50,000 Shares (S-8 unrestricted)


Annually:
5,000 shares (restricted) per quarter issued annually in December prorated for the current year.
$500 cash (or S-8 stock if cash flows preclude cash payment) for each Quarterly "in person" Board meeting.

Travel expenses related to Board activity

INTERNAL BOARD MEMBERS

Initial appointment
No additional compensation

Annually:
25,000 shares (restricted)

Travel expenses related to Board activity



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/s/ Art Fillmore                            /s/ John Flanders
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ART FILLMORE, External Board Member         JOHN FLANDERS, External Board Member


/s/ Brad Cohen                              /s/ Dave Mullikin
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BRAD COHEN, Corporate Secretary,            DAVE MULLIKIN, President & CEO, and
Executive VP of Corporate Development,      Internal Board Member
and Internal Board Member